Exhibit 99.2

NEWS RELEASE

CONTACT:
Dave Marriott, Gogerty Stark Marriott
206-292-3000
Ernie Johnson, CFO, Cutter & Buck
206-622-4191

Cutter & Buck Announces Appointment of Director

SEATTLE, WASHINGTON August 26, 2004 – Cutter & Buck Inc. (NASDAQ:  CBUK) announced today the appointment of Whitney Tilson to the company’s Board of Directors.  Tilson will join the Board on September 16, 2004.

Tilson is the founder and Managing Partner of T2 Partners LLC, which manages several value-oriented investment funds, including the Tilson Growth Fund, LP.  His funds have owned Cutter & Buck stock for more than 2 ½ years and currently hold over 150,000 shares or roughly 1.3% of diluted shares outstanding.

Tilson has written extensively on value investing, accounting issues, corporate strategy and company valuation for The Motley Fool web site and teaches financial statement analysis for The Dickie Group.  Tilson received an MBA with High Distinction from the Harvard Business School, where he was elected a Baker Scholar, and graduated magna cum laude from Harvard College, with a bachelor’s degree in Government.

“We are pleased to welcome Whitney to the Board,” said Skip Kotkins, Chairman of the Board’s Corporate Governance, Nominating and Succession Committee.  “We have been impressed with him for a number of years now, first as an active, interested and supportive shareholder and then as the shareholder representative in the class action securities case,” continued Mr. Kotkins.  “In sum, as a long-time Cutter & Buck shareholder with valuable financial expertise, we are confident that Whitney will provide astute input that will help the Board guide our company toward greater growth and value for our shareholders.”

“I believe strongly in this company and in the Cutter & Buck brand, and I am delighted to have the opportunity to represent shareholders by serving on the Board,” said Tilson.

As previously announced, Fran Conley, the company’s chairman and chief executive officer, will be stepping down from those positions and from her position on the Board on September 15, 2004.  Mr. Tilson has been appointed to fill the Board vacancy caused by Ms. Conley’s departure.  Along with founding Board member Larry Mounger, Tilson will be up for election as a continuing Board member at the upcoming annual shareholders’ meeting to be held on October 21, 2004.

About Cutter & Buck

Cutter & Buck designs and markets upscale sportswear and outerwear under the Cutter & Buck brand.  The Company sells its products primarily through golf pro shops and resorts, corporate sales accounts and specialty retail stores.  Cutter & Buck products feature distinctive, comfortable designs, high quality materials and manufacturing and rich detailing.